Exhibit 99.1

Quality Distribution, Inc. Announces First Quarter 2011 Results

— Company Reports First Quarter Net Income of $0.12 per Diluted Share –

— Adjusted Earnings of $0.12 per Diluted Share Up 200% versus Q1 2010 —

— Company Continues Debt and Leverage Reduction —

TAMPA, FL – May 4, 2011 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), which operates the largest chemical bulk tank truck network and is the largest provider of intermodal tank container and depot services in North America, today reported net income of $2.7 million, or $0.12 per diluted share, for the first quarter ended March 31, 2011, compared to net income of $0.8 million, or $0.04 per diluted share, in the first quarter ended March 31, 2010.

Adjusted net income for the first quarter of 2011 was $2.8 million, or $0.12 per diluted share, compared to adjusted net income of $0.8 million, or $0.04 per diluted share, for the same quarter in 2010. Adjusted net income for the first quarter of 2011 was derived by excluding a pre-tax, non-cash charge of approximately $1.8 million for the write-off of debt issuance costs associated with the prepayment of approximately $27.5 million of the Company’s 11.75% PIK Notes during the first quarter of 2011; a normalized tax rate of 39% was then applied to arrive at the adjusted net income. Adjusted net income for the first quarter of 2010 was derived by excluding a restructuring charge of approximately $1.1 million, and then applying a normalized tax rate of 39%. These adjustment items are excluded as the Company does not consider the costs to be part of regular operating activities. A reconciliation of net income to adjusted net income is included in the attached financial exhibits.

The significant improvement in earnings for the first quarter ended March 31, 2011 was driven by a 24.0% increase in quarter-over-quarter operating income (after adjusting for the restructuring charge in last year’s first quarter) resulting from solid revenue growth as well as cost containment initiatives. On the same comparative basis, first quarter 2011 operating margins improved approximately 80 basis points versus the prior year period, primarily due to lower maintenance and depreciation expenses resulting from our fleet rationalization program in 2010. These expense improvements were only partially offset by higher insurance costs, $0.3 million of severance charges related to headcount reductions and higher administrative costs primarily due to a $0.5 million non-cash charge against a note receivable from an independent affiliate.

“I am very pleased with our first quarter earnings per share in what has traditionally been our seasonally slowest period,” said Gary Enzor, Chief Executive Officer. “Both our core logistics and Boasso’s intermodal business units delivered stronger year over year performance, despite difficult weather conditions in our Northeast and Midwest regions. Our core bulk chemical transportation market continues to be capacity constrained, which bodes well for ongoing improvements in our asset utilization.”

Total revenue for the first quarter ended March 31, 2011 was $177.9 million, an increase of 10.3% versus the same quarter last year. Excluding fuel surcharges, revenue for the first quarter of 2011 increased 5.3% compared to the prior-year quarter. This increase was driven primarily by higher pricing within our logistics operations and the addition of a new independent affiliate in 2010, as well as a 13.8% increase in revenues (excluding fuel surcharges), from our intermodal business on strong international shipment volumes and higher depot revenue.

Adjusted EBITDA for the first quarter of 2011 was $16.4 million, up 13.0% versus the comparable prior-year period, driven primarily from higher pricing and an increase in Boasso’s intermodal operating results. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.

Gary Enzor commented further, “We are off to a great start in 2011 and remain excited about our various opportunities for growth this year as we intend to leverage our asset-light business model and improved balance sheet to bring this growth to fruition. We remain optimistic about the remainder of the year as we head into our seasonally strong quarters, and look forward to pursuing our multifaceted growth strategy and delivering enhanced value to our shareholders.”

Significant Transaction and Other

On February 9, 2011, Quality sold 2.0 million shares of its common stock in a public offering at a gross price of $9.50 per share and received net proceeds, after fees and expenses, of approximately $17.5 million. Quality utilized the net proceeds from the common stock offering to redeem at par, plus accrued and unpaid interest, $17.5 million of its 11.75% PIK Notes. In conjunction with Quality’s public sale of common stock, certain affiliates of Apollo Management, L.P. ("Apollo") sold 2.6 million of its shares, reducing Apollo’s ownership from 48.9% prior to the offering to approximately 33.4%.

Capital expenditures for the first quarter of 2011 were $3.2 million and proceeds from sales of equipment were $2.9 million. Availability under the Company’s asset-based revolving credit facility (“ABL Facility”) at March 31, 2011 was $77.1 million, an increase of $23.0 million, or 42.5%, from availability under the ABL Facility at March 31, 2010. Sequentially from December 31, 2010, availability declined slightly principally as the Company utilized borrowings under its ABL Facility to redeem approximately $10.0 million of its 11.75% PIK Notes in January 2011.

“During the first quarter, we advanced our balance sheet de-leveraging strategy, primarily as a result of the equity offering and related debt reduction,” said Joe Troy, Chief Financial Officer. We paid off approximately $27.5 million of high cost 11.75% PIK Notes during the quarter and continued our focus on cost containment and asset efficiency. These actions and results all serve to support our goal of being well positioned to opportunistically capitalize on future growth opportunities.”

Quality will host a conference call for investors to discuss these results on Thursday, May 5, 2011 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-218-8172; the toll number is 913-312-0833; the passcode is 5310827. A replay of the call will be available through June 6, 2011, by dialing 888-203-1112; passcode: 5310827. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com.

Copies of this earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality Carriers’ network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by a Quality representative during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; our substantial leverage, our ability to make required payments and restrictions contained in our debt arrangements; competition and rate fluctuations; our reliance on independent affiliates and independent owner-operators; the loss of or material reduction in the services to one or more of our major customers; our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; changes in health insurance benefit regulations; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; increased unionization, which could increase our operating costs or constrain operating flexibility; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; potential disruption at U.S. ports of entry; diesel fuel prices and our ability to recover costs through fuel surcharges; our ability to attract and retain qualified drivers; terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; our dependence on senior management; the potential loss of our ability to use net operating losses to offset future income; potential future impairment charges; the interests of our largest shareholder, which may conflict with your interests; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; adverse weather conditions; the impact of our restructuring on our operations and costs; our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended March 31,
	2011	2010
OPERATING REVENUES:
Transportation	$124,681	$118,917
Service revenue	26,738	24,906
Fuel surcharge	26,491	17,510

Total operating revenues	177,910	161,333

OPERATING EXPENSES:
Purchased transportation	124,722	109,824
Compensation	14,883	13,892
Fuel, supplies and maintenance	11,777	13,368
Depreciation and amortization	3,492	4,243
Selling and administrative	5,149	4,778
Insurance costs	4,685	3,337
Taxes and licenses	447	596
Communications and utilities	802	1,046
(Gain) loss on disposal of property and equipment	(240)	418
Restructuring costs	—	1,147

Total operating expenses	165,717	152,649

Operating income	12,193	8,684
Interest expense	7,811	8,667
Interest income	(139)	(161)
Write-off of debt issuance costs	1,786	—
Other (income) expense	(36)	6

Income before income taxes	2,771	172
Provision for (benefit from) income taxes	49	(626)

Net income	$2,722	$798

PER SHARE DATA:
Net income per common share
Basic	$0.12	$0.04

Diluted	$0.12	$0.04

Weighted average number of shares
Basic	22,192	19,501
Diluted	23,505	21,470

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,738	$1,753
Accounts receivable, net	92,185	80,895
Prepaid expenses	8,993	6,911
Deferred tax asset, net	4,127	3,848
Other	4,667	4,891

Total current assets	112,710	98,298
Property and equipment, net	111,115	113,419
Goodwill	27,023	27,023
Intangibles, net	16,576	16,924
Other assets	14,009	15,671

Total assets	$281,433	$271,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$3,398	$3,991
Current maturities of capital lease obligations	5,219	4,572
Accounts payable	7,945	7,200
Independent affiliates and independent owner-operators payable	13,946	11,059
Accrued expenses	27,819	24,363
Environmental liabilities	4,082	3,687
Accrued loss and damage claims	9,416	8,471

Total current liabilities	71,825	63,343

Long-term indebtedness, less current maturities	283,986	300,491
Capital lease obligations, less current maturities	6,525	8,278
Environmental liabilities	7,085	7,255
Accrued loss and damage claims	10,790	10,454
Other non-current liabilities	25,627	26,060

Total liabilities	405,838	415,881

Redeemable noncontrolling interest	—	1,833

SHAREHOLDERS’ DEFICIT
Common stock	390,272	371,288
Treasury stock	(1,593)	(1,593)
Accumulated deficit	(299,252)	(301,974)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(25,926)	(26,194)
Stock purchase warrants	1,683	1,683

Total shareholders’ deficit	(124,405)	(146,379)

Total liabilities, redeemable noncontrolling interest and shareholders’ deficit	$281,433	$271,335

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

We have two reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Logistics, which consists of truckload transportation of bulk chemicals and equipment rentals; and

•	Intermodal, specifically Boasso’s International Organization for Standardization, or intermodal ISO tank container transportation and depot services.

Segment operating results were as follows (in thousands):

	Three Months Ended March 31, 2011
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$110,612	$14,069	$124,681
Service revenue	16,508	10,230	26,738
Fuel surcharge	23,638	2,853	26,491

Total operating revenues	$150,758	$27,152	$177,910

Segment revenue % of total revenue	84.7%	15.3%	100.0%
Segment operating income	$10,782	$4,663	$15,445

	Three Months Ended March 31, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$105,832	$13,085	$118,917
Service revenue	16,640	8,266	24,906
Fuel surcharge	15,666	1,844	17,510

Total operating revenues	$138,138	$23,195	$161,333

Segment revenue % of total revenue	85.6%	14.4%	100.0%
Segment operating income	$10,818	$3,674	$14,492

During the fourth quarter of 2010, we realigned and renamed our business segments to better reflect our current business and asset-light model due to the shift of our company-operated operations to independent affiliate operations. Our trucking segment was renamed Logistics and our Container Services segment was renamed Intermodal to better describe the services we perform.

Segment operating results for 2010 were as follows (in thousands):

	Three Months Ended March 31, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$105,832	$13,085	$118,917
Service revenue	16,640	8,266	24,906
Fuel surcharge	15,666	1,844	17,510

Total operating revenues	$138,138	$23,195	$161,333

Segment revenue % of total revenue	85.6%	14.4%	100.0%
Segment operating income	$10,818	$3,674	$14,492

	Three Months Ended June 30, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$114,728	$14,745	$129,473
Service revenue	17,339	9,134	26,473
Fuel surcharge	19,247	2,359	21,606

Total operating revenues	$151,314	$26,238	$177,552

Segment revenue % of total revenue	85.2%	14.8%	100.0%
Segment operating income	$12,064	$4,528	$16,592

	Three Months Ended September 30, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$117,763	$14,913	$132,676
Service revenue	18,354	9,824	28,178
Fuel surcharge	18,779	2,315	21,094

Total operating revenues	$154,896	$27,052	$181,948

Segment revenue % of total revenue	85.1%	14.9%	100.0%
Segment operating income	$11,573	$4,906	$16,479

	Three Months Ended December 31, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$104,253	$13,127	$117,380
Service revenue	18,137	9,780	27,917
Fuel surcharge	18,361	2,107	20,468

Total operating revenues	$140,751	$25,014	$165,765

Segment revenue % of total revenue	84.9%	15.1%	100.0%
Segment operating income	$10,336	$3,755	$14,091

	Year Ended December 31, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$442,576	$55,870	$498,446
Service revenue	70,470	37,004	107,474
Fuel surcharge	72,053	8,625	80,678

Total operating revenues	$585,099	$101,499	$686,598

Segment revenue % of total revenue	85.2%	14.8%	100.0%
Segment operating income	$44,791	$16,863	$61,654

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months Ended March 31, 2011 and 2010

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income, management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include restructuring charges related to a plan of restructure which began in the second quarter of 2008 and concluded in the fourth quarter of 2010, as well as write-offs of debt issuance costs.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, logistics and intermodal industries in general. We believe that financial information based on GAAP for leveraged businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure is especially important given the recent trends of increased merger and acquisition activity and financial restructurings within the industry, which has led to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for significant items that are not part of regular operating activities, including the restructuring charges related to a plan of restructure which began in the second quarter of 2008 and concluded in 2010, write-off of debt issuance costs and other non-cash items such as non-cash stock-based compensation, to arrive at Adjusted EBITDA. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

Net Income Reconciliation:	Three months ended March 31,
	2011	2010

Net income	$2,722	$798

Net income per common share:
Basic	$0.12	$0.04

Diluted	$0.12	$0.04

Weighted average number of shares:
Basic	22,192	19,501
Diluted	23,505	21,470

Adjustments to net income:
Provision for (benefit from) income taxes	49	(626)
Write-off of debt issuance costs	1,786	—
Restructuring costs	—	1,147

Adjusted income before income taxes	4,557	1,319
Provision for income taxes at 39%	1,777	514

Adjusted net income	$2,780	$805

Adjusted net income per common share:
Basic	$0.13	$0.04

Diluted	$0.12	$0.04

Weighted average number of shares:
Basic	22,192	19,501
Diluted	23,505	21,470

EBITDA and Adjusted EBITDA:	Three months ended March 31,
	2011	2010

Net income	$2,722	$798

Adjustments to net income:
Provision for (benefit from) income taxes	49	(626)
Depreciation and amortization	3,492	4,243
Interest expense, net	7,672	8,506

EBITDA	13,935	12,921

Write-off of debt issuance costs	1,786	—
Restructuring costs	—	1,147
Non-cash stock-based compensation	724	489

Adjusted EBITDA	$16,445	$14,557